EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                          9 months ended
                                           September 30,                                            Year Ended
                                        ----------------------                        -----------------------------
                                         1999       1998      1998       1997       1996       1995       1994
                                         ----       ----      ----       ----       ----       ----       ----
Income (loss) before income
  taxes                                 201,834     93,756    117,922    104,077    71,240     49,817     36,396
Dividends and other received from
  nonconsolidated affiliates              5,800      1,807      9,168      4,624    10,430      1,432          0
                                        -------     ------    -------   --------  --------     ------    -------

Total                                   207,634     95,563    127,090    108,701    81,670     51,249     36,396

            Fixed Charges
Interest expense                        132,932     94,555    135,766     75,076    30,080     20,752      7,669
Amortization of loan fees                 1,553      1,571      2,220      1,451       506      1,004         82
Interest portion of rentals              17,350      8,853     16,044      6,120       424        361        262
                                        -------     ------    -------    -------   -------    -------     ------

Total fixed charges                     151,835    104,979    154,030     82,647    31,010     22,117      8,013

Preferred stock dividends
Tax effect of preferred dividends             0          0          0          0         0          0          0
After tax preferred dividends                 0          0          0          0         0          0          0
                                            ---        ---        ---        ---       ---        ---        ---
Total fixed charges and
  preferred dividends                   151,835    104,979    154,030     82,647    31,010     22,117      8,013

Total earnings available for
 payment of fixed charges               359,469    200,542    281,120    191,348   112,680     73,366     44,409
                                        =======    =======    =======    =======   =======    =======     ======
Ratio of earnings to fixed
  Charges                                  2.37       1.91       1.83       2.32      3.63       3.32       5.54
                                        =======    =======    =======    =======   =======    =======     ======

Rental fees and charges                 216,880    110,659    200,550     76,500     5,299      4,510      3,273
Interest rate                                8%         8%         8%         8%        8%         8%         8%

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